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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verisity Ltd. 1996 U.S. Stock Option Plan, as amended in October 1999, 1997 Israeli Share and Stock Option Incentive Plan, 1999 Israeli Share Option Plan, 2000 U.S. Share Incentive Plan and 2000 Israeli Share Option Plan of our report dated February 2, 2001, with respect to the consolidated financial statements of Verisity Ltd., included in its Registration Statement (Form S-1, No. 333-45440) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Palo Alto, California
July 30, 2001